 EXHIBIT 12
                                                                                COMPUTATION OF RATIO OF
                                                                                EARNINGS TO FIXED CHARGES
                                                                                        UNAUDITED

                                                                                Fiscal Year Ended September 30
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                                                            2001              2000       1999       1998       1997
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EARNINGS:

Income Before Interest Charges and Minority Interest
     in Foreign Subsidiaries (2)                          $172,060          $226,696   $202,512   $118,085     $169,783
Allowance for Borrowed Funds Used in Construction              438               424        303        110          346
Federal Income Tax                                          71,625            22,143     44,583     43,626       57,807
State Income Tax                                            21,330            13,067      6,215      6,635        7,067
Deferred Inc. Taxes - Net (3)                              (55,844)           41,858     14,030    (26,237)       3,800
Investment Tax Credit - Net                                   (353)           (1,051)      (729)      (663)        (665)
Rentals (1)                                                  4,893             4,561      4,281      4,672        5,328
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                                                          $214,149          $307,698   $271,195   $146,228     $243,466
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FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                                 $81,851           $67,195    $65,402    $53,154      $42,131
Interest on Commercial Paper and
   Short-Term Notes Payable                                 21,733            23,840     17,319     13,605        8,808
Other Interest (2)                                           2,072             7,495      2,835     16,919        4,502
Rentals (1)                                                  4,893             4,561      4,281      4,672        5,328
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                                                          $110,549          $103,091    $89,837    $88,350      $60,769
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RATIO OF EARNINGS TO FIXED CHARGES                            1.94              2.98       3.02       1.66         4.01

   Notes:

  (1) Rentals  shown above  represent  the  portion of all rentals  (other than delay rentals) deemed representative of the interest factor.

  (2) The twelve months ended September 30, 2001 and fiscal 2000, 1999,  1998 and 1997 reflect the reclassification of $1,927,  $1,979, $1,927, $1,839 and  $1,716  representing  the loss on  reacquired  debt  amortized during each period, from Other Interest Charges to Operation Expense.

  (3) Deferred  Income  Taxes - Net for fiscal  1998  excludes  the  cumulative effect of change in accounting.